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                                                                     Exhibit 3.7

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                                   AND RIGHTS

                                       OF

            SERIES B JUNIOR CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                       of

                       PEGASUS COMMUNICATIONS CORPORATION


                  Pegasus Communications Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

                  On the date of, and immediately before, the filing of this certificate, there was filed with the Secretary of State of Delaware a certificate of merger pursuant to Section 251(g) of the Delaware General Corporation Law, effecting the merger (the "Merger") of Pegasus Merger Sub, Inc., a Delaware corporation ("Merger Sub"), into the Delaware corporation formerly named Pegasus Communications Corporation and now named Pegasus Satellite Communications, Inc. ("PSC"). Immediately before the Merger, the Company was named Pegasus Holdings Corporation I.

                  For purposes of Section 251 (g) of the Delaware General Corporation Law, PSC is the "constituent corporation," and the Company is the "holding company." Immediately before the Merger, the Company was a wholly-owned direct subsidiary of PSC. As a result of the Merger, PSC has become a wholly-owned subsidiary of the Company.

                  Section 251(g) of the Delaware General Corporation requires that each share or fraction of a share of the capital stock of PSC outstanding immediately prior to the effective time of the Merger be converted in the Merger into a share or equal fraction of a share of capital stock of the Company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of stock of PSC being converted in the Merger. Immediately before the Merger, PSC had outstanding, among other securities, 5,707 shares of Series B Junior Convertible Participating Preferred Stock.

                  Pursuant to Sections 251(g) of the Delaware General Corporation Law, the following resolution (this "Certificate of Designation") sets forth the terms of the series of the Company's Preferred Stock referred to above.

         RESOLVED, that pursuant to Sections 251(g) of the Delaware General Corporation Law, there is hereby established and authorized to be issued a series of Preferred Stock, par value $0.01 per share, the distinctive serial designation of which is Series B Junior Convertible Participating Preferred Stock (the "Series B Preferred Stock"), consisting of 5,707 shares, having the following voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

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         1. Designation of Series. The distinctive serial designation of this series shall be "Series B Junior Convertible Participating Preferred Stock" (herein referred to as the "Series B Preferred Stock"). Each share of Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.

         2. Number of Shares. The number of shares of Series B Preferred Stock shall be 5,707.

         3. Dividends. Subject to the prior and superior rights of the holders of Senior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of funds legally available for such purpose, cash dividends at the rate of $10.00 per share per annum, and no more, payable semiannually on January 1 and July 1 of each year, commencing on July 1, 2002. Dividends on the Series B Preferred Stock shall be cumulative and shall accrue from January 1, 2001.

         In no event, so long as any Series B Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Stock, nor (without the written consent of the holders of a majority of the outstanding Series B Preferred Stock) shall any shares of Junior Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless in each instance dividends on all outstanding shares of the Series B Preferred Stock for all past dividend periods shall have been paid and any arrears in the mandatory redemption of the Preferred Stock shall have been made good.

         4. Liquidation Rights.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series B Preferred Stock shall be entitled, after the payment of all amounts payable to the holders of Senior Stock, and before any distribution or payment is made to the holders of any Junior Stock, to be paid in full the Liquidation Preference of each share of Series B Preferred Stock.

                  (b) If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of Series B Preferred Stock and all Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Series B Preferred Stock and Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends on such Parity Stock) payable with respect thereto, if paid in full.

                  (c) If payment of the Liquidation Preference on liquidation, dissolution or winding up of the affairs of the Corporation shall have been made in full to the holders of all shares of Series B Preferred Stock, all Parity Stock, and all Junior Stock (other than Common Stock), the remaining assets of the Corporation shall be distributed, first, to the holders of Common Stock in an amount equal to the amount paid on the Series B Preferred Stock pursuant to subparagraph 4(a) and any amounts paid on any other class or series of Participating Stock, and second, among the holders of Common Stock, the Series B


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Preferred Stock and any other Participating Stock in accordance with the number of shares of Common Stock outstanding, assuming, for purposes of this clause second only, that (1) all shares of Class A Common Stock then issuable upon conversion of the Series B Preferred Stock are outstanding and held by the holders of the Series B Preferred Stock and (2) all shares of Common Stock then issuable upon the conversion of any other Participating Stock are outstanding and held by the holders thereof.

                  (d) For purposes of this Section 4, the consolidation or merger of the Corporation with or into any other corporation, the conveyance or transfer of the property and assets of the Corporation as, or substantially as, an entirety, or the reclassification of the capital stock of the Corporation or the redemption or purchase of less than all of the shares of the capital stock of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.


         5. Redemption.

                  (a) Redemption at Option of Corporation. The Corporation may redeem all (but not less than all, without the consent of all holders of Series B Preferred Stock) of the outstanding shares of Series B Preferred Stock at any time after January 4, 2005, at a price per share equal to the Redemption Price. Notice of every redemption of shares of Series B Preferred Stock at the option of the Corporation shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be made at least 10 days and not more than 60 days prior to the Redemption Date. The notice of redemption shall state: (1) the Redemption Date; (2) the amount of the Redemption Price; (3) that on the Redemption Date the Redemption Price will become due and payable upon surrender of certificates representing each share of Series B Preferred Stock; and (4) the place or places where certificates representing shares of Series B Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price.

                  (b) Redemption at Option of Holders. Except as provided in the next sentence, the holders of all outstanding shares of Series B Preferred Stock shall have the right to require the Corporation to redeem all (but not less than all, without the consent of the Corporation) of the outstanding shares of Series B Preferred Stock, at a price per share equal to the Redemption Price, by providing written notice of redemption to the Corporation on any day after January 4, 2002. Notwithstanding the preceding sentence, the Corporation shall have no obligation to redeem any of the Series B Preferred Stock unless it is able at the time to do so in compliance with: (1) Section 8(a) of the Certificate of Designation, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Corporation's 12.75% Series A Cumulative Exchangeable Preferred Stock and (2) any similar or comparable provision, now or hereafter in effect, in the terms of any Preferred Stock of the Corporation or any indenture, note, bond, debenture or other agreement or instrument pursuant to which the Corporation has issued securities or borrowed money. Notice of every redemption of shares of Series B Preferred Stock at the option of the holders shall be mailed by first class mail, postage prepaid, addressed to the


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Corporation at its principal office. Such mailing shall be at least 30 days and not more than 60 days prior to the Redemption Date and shall state the Redemption Date and the amount of the Redemption Price.

                  (c) Payment of Redemption Price; Deposit of Funds. In the case of any redemption under subsection (a) or (b), the Corporation shall pay to the holders of the Series B Preferred Stock, on or before the Redemption Date, the full amount of the Redemption Price upon surrender by such holders of certificates representing the shares of Series B Preferred Stock being redeemed. The Corporation may elect to effect any such redemption by depositing with the bank or trust company hereinafter mentioned (and, in the case of a redemption under subsection (a), may irrevocably authorize such bank or trust company to give the notice of redemption) the funds necessary for such redemption in trust for the pro rata benefit of the holders of the shares called for redemption, whereupon, notwithstanding that any certificates for shares so called for redemption shall not have been surrendered for cancellation, from and after the Redemption Date, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the full amount of the Redemption Price, without interest. Upon surrender to the Corporation or to such bank or trust company by any holder of either (i) the certificates representing the shares of the Series B Preferred Stock being redeemed; or (ii) a lost share affidavit in a form satisfactory to the Corporation and such bank or trust company, together with an indemnity bond the amount, terms, form and issuer of which are reasonably satisfactory to the Corporation and such bank or trust company with respect to any certificate which has been lost or destroyed, the bank or trust company shall promptly pay to such holder the full amount of the redemption price being redeemed by such holder. Any interest accrued on such funds shall be paid to the Corporation from time to time. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or any state thereof, shall be doing business in the United Shares of America, shall have capital, surplus and undivided profits aggregating at least $10,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of two years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

                  (d) Status of Redeemed Series B Preferred Stock. Shares of Series B Preferred Stock which are redeemed shall be restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.


         6. Conversion.

                  (a) Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series B Preferred Stock) into such number of fully paid and nonassessable whole


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shares of Class A Common Stock as is obtained by dividing $1,000 by the
Conversion Price. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series B Preferred Stock into Class A Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock shall be issued.

                  (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6(a) and surrender of the certificate or certificates for the share or shares of Series B Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon the conversion of such share or shares of Series B Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series B Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  (c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series B Preferred Stock into Class A Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Class A Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accumulated and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 6(b). In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Class A Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

                  (d) Adjustment for Change in Capital Stock. If at any time after the date hereof, the Corporation:

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                           (1) pays a dividend or makes a distribution on its
Class A Common Stock in shares of its Class A Common Stock;

                           (2) subdivides its outstanding shares of Class A
Common Stock into a greater number of shares;

                           (3) combines its outstanding shares of Class A Common
Stock into a smaller number of shares;

                           (4) makes a distribution on its Class A Common Stock
in shares of its capital stock other than Class A Common Stock; or

                           (5) issues by reclassification of its Class A Common
Stock any shares of its capital stock;

then the number of shares of Class A Common Stock receivable upon conversion of the Series B Preferred Stock and the Conversion Price, as in effect immediately prior to such action, shall be adjusted so that the holders may receive upon conversion of the Series B Preferred Stock and payment of the same aggregate Conversion Price the number of shares of capital stock of the Corporation which the holders would have owned immediately following such action if the holders had converted the Series B Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (e) Notice to Holders upon Certain Events. In the event that:

                           (1) the Corporation shall authorize the issuance to
holders of its Class A Common Stock of rights, warrants, options or convertible securities to subscribe for or purchase shares of its Class A Common Stock or of any other subscription rights, warrants, options or convertible securities; or

                           (2) the Corporation shall authorize the distribution
to holders of its Class A Common Stock of evidences of its indebtedness or assets; or

                           (3) the Corporation is the subject of a voluntary or
involuntary dissolution, liquidation or winding-up proceeding;

then the Corporation shall cause to be mailed by first-class mail to the holders of the Corporation's Series B Preferred Stock, at least ten (10) days prior to the applicable record or effective date, a notice stating (A) the date as of which the holders of Class A Common Stock of record to be entitled to receive any such rights, warrants, options or convertible securities or distributions referred to in clauses (1) and (2) above are to be determined, or (B) the date on which any such dissolution, liquidation or winding-up referred to in clause
(3) above is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Class A Common Stock for securities or other property, if any,


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deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up.

                  (f) Reclassification, Reorganization, Consolidation or Merger. In the event of any reclassification, capital reorganization or other change of outstanding shares of Class A Common Stock of the Corporation (other than a subdivision or combination of the outstanding Class A Common Stock and other than a change in the par value of the Class A Common Stock) or in the event of any consolidation or merger of the Corporation with or into another corporation or a non-corporate entity (other than a merger in which the Corporation is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock) or in the event of any sale, lease, transfer or conveyance to another corporation or non-corporate entity of the property and assets of the Corporation as an entirety or substantially as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holders of the Corporation's Series B Preferred Stock shall have the right thereafter, by converting the Series B Preferred Stock, to purchase the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Class A Common Stock that might have been received upon conversion of the Series B Preferred Stock immediately prior to such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance. The foregoing provisions of this Section shall similarly apply to successive reclassification, capital reorganizations and changes of shares of Class A Common Stock and to successive consolidations, mergers, sales or conveyances.

                  (g) Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized Class A Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock as herein provided, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Class A Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable.

         7. Voting Rights.

                  (a) Except as otherwise required by law, the holders of Series B Preferred Stock shall have no right to vote on any matter to be voted on by the stockholders of the Corporation. Without limiting the generality of the foregoing, the Corporation may authorize, issue or amend the terms of Senior Stock, Parity Stock or Junior Stock, or may increase or decrease the number of authorized shares of Preferred Stock, Series B Preferred Stock, Senior Stock, Parity Stock or Junior Stock, without the vote or consent of any holder of Series B Preferred Stock.

                  (b) In any matter upon which the holders of the Series B Preferred Stock shall be entitled by law to vote, the holders of Series B Preferred Stock shall be entitled to one vote per share, and shall not be entitled to vote as a separate class or series unless otherwise required by law.


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         8. Definitions. As used herein, the following terms have the following meanings:

         "Class A Common Stock" means the Class A Common Stock of the Corporation, par value $0.01.

         "Common Stock" means stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation.

         "Conversion Price" means $30.79843 per share or, in case an adjustment of such price shall have taken place pursuant to the provisions of Section 6, then the such price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion.

         "Junior Stock" means the Common Stock and all other stock of the Corporation hereafter authorized, issued or outstanding that by its terms ranks junior to Series B Preferred Stock in whole or in part as to distribution of assets upon liquidation.

         The "Liquidation Preference" per share of Series B Preferred Stock means $1,000 plus accumulated and unpaid dividends.

         "Parity Stock" means the Series D Junior Convertible Participating Preferred Stock and the Series E Junior Convertible Participating Preferred Stock of the Corporation, and all other stock of the Corporation hereafter authorized, issued or outstanding other than Senior Stock and Junior Stock.

         "Participating Stock" means the Series D Junior Convertible Participating Preferred Stock and the Series E Junior Convertible Participating Preferred Stock of the Corporation, and any other stock of the Corporation hereafter authorized that participates with the Common Stock as to distribution of assets upon liquidation on terms similar to those in subparagraph 4(c).

         "Redemption Date" means the date on which Series B Preferred Stock is to be redeemed and the Redemption Price paid in accordance herewith.

         The "Redemption Price" per share of Series B Preferred Stock means $1,000 plus accumulated and unpaid dividends.

         "Senior Stock" means the 12.75% Series A Cumulative Exchangeable Preferred Stock and 6 1/2% Series C Convertible Preferred Stock of the Corporation and all other stock of the Corporation hereafter authorized, issued or outstanding that by its terms ranks senior to the Series B Preferred Stock in whole or in part as to distribution of assets upon liquidation.

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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
22nd day of February, 2001.

                                            PEGASUS COMMUNICATIONS CORPORATION


                                            By: /s/ Scott A. Blank
                                                -------------------------------
                                                Scott A. Blank
                                                Vice President

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